MDU Resources Reports Third Quarter 2004 Consolidated Earnings


BISMARCK, N.D. - Oct. 19, 2004 - MDU Resources Group, Inc.
(NYSE:MDU) announced financial results for the third quarter of 2004, showing consolidated earnings of $71.5 million, compared to $65.3 million for 2003. Earnings per common share, diluted, were $0.60, compared to $0.58 for 2003.

Highlights for Third Quarter 2004
(Ended Sept. 30, 2004)

     -  Earnings per common share increased to $0.60 from $0.58

     -  Consolidated earnings total $71.5 million

     - Lowered 2004 earnings per share guidance slightly to a range of $1.70 to $1.85

Earnings for the nine months ended Sept. 30, 2004, totaled $153.4 million or $1.31 per common share, diluted, compared to $128.6 million or $1.15 per common share, diluted, for the first nine months of 2003. Earnings for 2003 included a $7.6 million after-tax noncash transition charge, reflecting the cumulative effect of a change in accounting for asset retirement obligations as required by the adoption of Statement of Financial Accounting Standards No. 143.

"We continue to demonstrate earnings per share growth," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "The benefit of our diversification strategy was apparent in the increased earnings per share this quarter. We saw very positive results at our natural gas and oil production and independent power production businesses; however, consolidated quarterly results were negatively affected by noncash asset impairments totaling $5.3 million (after tax) at our pipeline and energy services segment, losses at our utility services business and weather-related effects at several businesses.

"We expect that 2004 will be a good year for MDU Resources, and we will continue to leverage our diverse operations to deliver earnings growth," White continued. "However, based on the asset impairments, losses at our utility services business and weather-related challenges, we are lowering our earnings per share guidance for 2004. Projected earnings per share for 2004 are expected to be in the range of $1.70 to $1.85, a slight decrease from prior guidance," said White.

In August, the MDU Resources Board of Directors increased the common stock dividend to 18 cents per share, a 5.9 percent increase from the previously stated quarterly dividend of 17 cents. This results in a 4 cents per share annualized increase. The increased dividend was payable on Oct. 1, 2004, to stockholders of record Sept. 9, 2004. The dividend has been increased every year since 1990, and the company has an unbroken record of consecutive dividend payments since 1937.

        QUARTERLY PERFORMANCE SUMMARY AND FUTURE OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company's businesses. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Risk Factors and Cautionary Statements that May Affect Future Results." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

                                   Earnings Third    Earnings Third
                                    Quarter 2004      Quarter 2003
Business Line                      (In Millions)     (In Millions)

Construction materials and mining      $ 34.9            $ 36.1
Natural gas and oil production           27.4              16.5
Independent power production & other      9.0               2.6
Electric                                  5.6               6.3
Utility services                          (.6)              1.7
Pipeline and energy services             (1.6)              4.6
Natural gas distribution                 (3.2)             (2.5)
Total                                  $ 71.5            $ 65.3

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

  - Earnings per common share for 2004, diluted, are projected in the range of $1.70 to $1.85.
  - The company's long-term compound annual growth goals on earnings per share from operations are in the range of 6 percent to 9 percent.
  - The company anticipates investing approximately $410 million in capital expenditures during 2004.
  - The company will consider issuing equity from time to time to keep debt at the nonregulated businesses at no more than 40 percent of total capitalization.

Construction Materials and Mining
Earnings for the third quarter of 2004 for this business segment totaled $34.9 million, a decrease of $1.2 million from the same period last year. Earnings were off slightly from last year's record level. Strong performance at several of this segment's operating markets was more than offset by the effects of wet weather, decreased benefits realized from the substantially complete harbor deepening project in southern California and higher operating costs in Minnesota. The wet weather significantly affected Texas and the upper Midwest and when combined with the other previously mentioned factors, resulted in lower aggregate margins. Lower construction revenues and slightly lower asphalt volumes and margins were realized. Operations were also affected by higher fuel costs. Earnings from new acquisitions and higher ready-mixed concrete volumes and margins partially offset the decreases.

In early August, the company acquired the assets of Becker Gravel Company Inc., a privately held construction materials company with headquarters in Stratford, Iowa. It is a leading construction materials provider in central and northwestern Iowa, with annual revenues of about $5 million. Also, on Oct. 18, 2004, the company announced the acquisition of the Pohakulepo Quarry on the island of Maui, Hawaii. Pohakulepo is a privately held quarry operation and is an important aggregate reserve on Maui. The operation has annual revenues of about $2 million.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - Aggregate volumes in 2004 are expected to be slightly higher than 2003 levels. Ready-mixed concrete volumes are expected to increase by 17 percent to 22 percent, while asphalt volumes are expected to increase 10 percent to 15 percent over 2003.
  -  Revenues in 2004 are expected to increase by approximately
     13 percent to 18 percent over 2003 levels.
  - The company expects that the replacement funding legislation for the Transportation Equity Act for the 21st Century (TEA-21) will be equal to or higher than previous funding levels.
  - Work backlog as of mid-October 2004 was approximately $501 million, compared to $425 million at mid-October 2003.

Natural Gas and Oil Production
Earnings at this segment were $27.4 million for the third quarter of 2004, compared to $16.5 million for the same period last year. The increase reflects realized natural gas prices that were 16 percent higher and realized oil prices that were 33 percent higher than a year ago, as well as increased natural gas production volumes. On a combined basis, natural gas and oil production was 10 percent higher for the quarter compared to the same period last year. The realized natural gas price increase was due in part to the company's ability to access higher-priced markets for much of its operated natural gas production through the Grasslands Pipeline, completed late last year. These positive variances were partially offset by higher depreciation, depletion and amortization expense and general and administrative expenses.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - In 2004, the company expects a combined natural gas and oil production increase of approximately 8 percent over 2003 levels. The decrease from the previously disclosed estimated increase in production of 10 percent is largely due to delays in the receipt of various regulatory approvals, which is affecting producers throughout the Rocky Mountain region. The company is confident that it will receive such regulatory approvals, but forecasting the timing of such receipt is difficult. Also affecting the forecasted production increase to a lesser extent is the recent hurricane activity in the Gulf of Mexico.
  - Due to regulatory approval delays encountered and the potential for further delays, the company is now expecting to drill between 200 and 300 wells in 2004.
  - Natural gas prices in the Rocky Mountain region for November through December 2004, reflected in the company's 2004 earnings guidance, are in the range of $4.75 to $5.25 per Mcf. The company's estimates for natural gas prices on the NYMEX for November through December 2004, reflected in the company's 2004 earnings guidance, are in the range of $5.50 to $6.00 per Mcf. For 2004, the company expects that more than two-thirds of its natural gas production will be priced using Rocky Mountain or other non-NYMEX prices.
  - NYMEX crude oil prices for October through December 2004, reflected in the company's 2004 earnings guidance, are in the range of $45 to $50 per barrel.
  - The company has hedged a portion of its 2004 natural gas production. The company has entered into agreements representing approximately 35 percent to 40 percent of 2004 estimated annual natural gas production. The agreements are at various indices and range from a low CIG index of $3.75 to a high CIG index of $6.14 per Mcf. CIG is an index pricing point related to Colorado Interstate Gas Co.'s system.
  - This segment has hedged a portion of its 2004 oil production. The company has entered into agreements at NYMEX prices with a low of $28.84 and a high of $30.28, representing approximately 25 percent to 30 percent of 2004 estimated annual oil production.
  - The company has hedged a portion of its 2005 estimated natural gas production. The company has entered into agreements representing approximately 30 percent to 35 percent of its 2005 estimated annual natural gas production. The agreements are at various indices and range from a low Ventura index of $4.75 and a high Ventura index of $6.80 per Mcf. Ventura is an index pricing point related to Northern Natural Gas Co.'s system.
  - This segment has hedged a portion of its 2005 oil production. The company has entered into agreements at NYMEX prices with a low of $30.70 and a high of $52.05 representing approximately 30 percent to 35 percent of its 2005 estimated annual oil production.

Independent Power Production and Other
Earnings at this business were $9.0 million, compared to $2.6 million during the same period last year. Higher earnings were primarily attributable to the effects of changes in foreign currency rates and the value of the embedded derivative in the Brazilian electric power sales contract, lower financing costs and acquisitions made since the comparable period last year. Domestic operations contributed to higher earnings despite reduced demand at the Colorado electric generating facility related to cool summer weather.

In September, this business finalized its acquisition from Dynegy Inc. of a 50-percent ownership interest in the Hartwell Generating Facility, a 310-megawatt natural gas-fired electric generating facility located in Hartwell, Ga. American National Power, a wholly owned subsidiary of International Power of the United Kingdom, holds the remaining 50-percent ownership interest. All of the Hartwell Generating Facility's output is sold to Oglethorpe Power under a long-term power purchase contract.

The following information highlights the key growth strategies, projections and certain assumptions for this business:

  - Earnings projections for independent power production and other operations are expected to be in the range of $22 million to $25 million in 2004.
  - The company is constructing a 116-megawatt (MW) coal-fired electric generating project near Hardin, Mont. A power sales agreement with Powerex Corp., a subsidiary of BC Hydro, has been secured for the entire output of the plant for a term expiring Oct. 31, 2008, with an option for a two-year extension. The projected on-line date for this plant is late 2005.

Electric
Earnings for this segment totaled $5.6 million, compared to third quarter earnings of $6.3 million last year. Retail sales were lower due to significantly cooler weather in July and August, which resulted in a 15 percent decrease in residential sales compared to 2003. Higher operation and maintenance expenses, including payroll and benefit-related costs contributed to the decrease. The seasonal effects of a new rate design for retail customers in North Dakota combined with higher sales to large industrial customers partially offset the decreases.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - The expected return for this segment in 2004 is anticipated to be generally consistent with overall authorized levels.
  - As part of the North Dakota Industrial Commission's Lignite Vision 21 project, the company submitted an air quality permit application in May 2004 to construct a 175-MW coal-fired plant at Gascoyne, N.D. The air permit application is now under review at the North Dakota Department of Health. This segment is also involved in the review of other potential projects to replace capacity associated with expiring contracts, and to provide for future growth. The costs of building and/or acquiring the additional generating capacity needed by the utility are expected to be recovered in rates.

Utility Services
This segment reported a loss of $568,000 for the third quarter of 2004, compared to earnings of $1.7 million for the same period in 2003. Decreased inside electrical margins in the Central region were partially offset by increased line construction margins in the Southwest, Northwest and Central regions. Also negatively affecting results were severance-related expenses.

On Sept. 29, 2004, John Harp became president and chief executive officer of Utility Services, Inc. Harp is the former president of Harp Line Constructors and Harp Engineering, subsidiaries acquired by MDU Resources in 1998. He has worked in and owned utility construction businesses his entire career and will use his expertise to help refocus this segment's strategies.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - Revenues for this segment are expected to be in the range of $380 million to $430 million in 2004.
  - The company anticipates margins for 2004 to be significantly lower than 2003 levels.
  - Work backlog as of Sept. 30, 2004 was approximately $220 million, compared to $158 million at Sept. 30, 2003.

Pipeline and Energy Services
This segment experienced a $1.6 million loss for the third quarter of 2004, compared to $4.6 million in earnings last year. The loss is due to a noncash goodwill impairment of $4.0 million relating to the company's cable and pipeline magnetization and location business, as well as a $1.3 million adjustment reflecting the reduction in value of certain gathering facilities in the Gulf Coast region. Also contributing to the unfavorable variance were higher operating expenses, which were partially the result of increased costs associated with the expansion of pipeline and gathering operations, and lower transportation rates. Higher natural gas volumes transported into storage, as well as increased natural gas transportation volumes on the Grasslands Pipeline, partially offset the decreases.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - In 2004, total natural gas throughput is expected to increase approximately 15 percent to 20 percent over 2003 levels largely due to the Grasslands Pipeline, which began providing natural gas transmission service on Dec. 23, 2003.
  - Firm capacity for the Grasslands Pipeline is currently 90 million cubic feet per day with expansion possible to 200 million cubic feet per day.
  - Transportation rates are expected to decline in 2004 from 2003 levels due to the effects of a Federal Energy Regulatory Commission rate order received in July 2003 and rehearing order received in May 2004.

Natural Gas Distribution
This segment experienced a seasonal loss of $3.2 million for the quarter. This compares to a loss of $2.5 million in the third quarter of 2003. Rate relief approved by various public service commissions was more than offset by higher operation and maintenance costs, including payroll and benefit-related costs.

In March 2004, a natural gas rate case was filed with the North Dakota Public Service Commission requesting an increase of $3.3 million annually, or 2.8 percent. Interim rate relief of $1.7 million was implemented with service rendered on or after May 3, 2004, subject to refund. In September 2004, the Commission approved a settlement agreement which included an increase of $2.5 million annually, or 2.1 percent, effective Oct. 1, 2004.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - Annual natural gas throughput for 2004 is expected to be approximately 52 million decatherms.
  - In April 2004, a natural gas rate case was filed with the Montana Public Service Commission requesting an increase of $1.5 million annually, or 1.8 percent. The Commission has not acted on the company's request for an interim increase of $500,000 on an annual basis. A final order on this case is expected in early 2005.
  - In June 2004, a natural gas rate case for the Black Hills service area was filed with the South Dakota Public Utilities Commission requesting an increase of $1.3 million annually, or
     2.2 percent. A final order is expected in late 2004.
  - In September 2004, a natural gas rate case was filed with the Minnesota Public Utilities Commission requesting an increase of $1.4 million annually, or 4.0 percent. The company requested an interim increase of $1.4 million annually to be effective Nov. 7, 2004. A final order is expected in mid-2005.

The company will host a webcast Oct. 19, 2004, beginning at 1:00 p.m. EDT to discuss third quarter earnings results and earnings guidance for 2004. The event can be accessed at www.mdu.com. The replay will be available beginning at 4:00 p.m. EDT on Oct. 19. An audio replay will also be available by calling (877) 519-4471; confirmation code 5240175.

In addition, on Tuesday, Oct. 26, 2004, the company will webcast its presentation at the EEI Financial Conference. This webcast begins at 1:30 p.m. EDT and can also be accessed at www.mdu.com. The replay will be available beginning at 4:30 p.m. EDT on Oct. 26.

Risk Factors and Cautionary Statements that May Affect Future
Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors which could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

  - The company's natural gas and oil production business is dependent on factors, including commodity prices, which cannot be predicted or controlled.
  - The construction and operation of power generation facilities may involve unanticipated changes or delays which could negatively impact the company's business and its results of operations.
  - The uncertain economic environment may have a general negative impact on the company's future revenues.
  -  The company relies on financing sources and capital markets.
     If the company is unable to obtain financing in the future, the company's ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.
  - Some of the company's operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities. One of the company's subsidiaries is subject to litigation in connection with its coalbed natural gas development activities.
  - The company is subject to extensive government regulations that may have a negative impact on its business and its results of operations.
  - The value of the company's investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.
  -  Competition is increasing in all of the company's businesses.
  - Weather conditions can adversely affect the company's operations and revenues.
  - Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
     -  Acquisition, disposal and impairment of assets or facilities
     - Changes in operation, performance and construction of plant facilities or other assets
     -  Changes in present or prospective generation
     -  Changes in anticipated tourism levels
     -  The availability of economic expansion or development opportunities
     -  Population growth rates and demographic patterns
     - Market demand for, and/or available supplies of, energy products and services
     -  Changes in tax rates or policies
     -  Unanticipated project delays or changes in project costs
     -  Unanticipated changes in operating expenses or capital expenditures
     -  Labor negotiations or disputes
     - Inability of the various contract counterparties to meet their contractual obligations
     - Changes in accounting principles and/or the application of such principles to the company
     -  Changes in technology
     -  Changes in legal proceedings
     - The ability to effectively integrate the operations of acquired companies
     -  Volatility of commodity price basis differentials

For a further discussion of these risk factors and cautionary statements, refer to the Introduction and to Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results of the company's most recent Form 10-Q.

MDU Resources Group Inc., a member of Standard & Poor's MidCap 400 index, provides value-added natural resource products and related services that are essential to our country's energy and transportation infrastructure. MDU Resources includes electric and natural gas utilities, natural gas pipelines and energy services, utility services, natural gas and oil production, construction materials and mining, and domestic and international independent power production. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

                         * * * * * * * *

Contacts:
Vernon A. Raile - Senior Vice President and Chief Accounting Officer
(701) 222-7623 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959



MDU Resources Group, Inc.

                                     Three Months Ended      Nine Months Ended
                                        September 30,           September 30,
                                       2004      2003         2004        2003
                                          (In millions, where applicable)
                                                  (Unaudited)
Consolidated Statements of Income

Operating revenues:
 Electric                          $   47.9  $   47.9   $    134.7  $    131.7
 Natural gas distribution              32.4      27.7        208.2       181.1
 Utility services                     112.9     116.1        310.4       328.7
 Pipeline and energy services          87.0      61.4        256.6       178.8
 Natural gas and oil production        85.6      64.9        250.8       198.6
 Construction materials and mining    486.9     426.5        973.6       811.3
 Independent power production and
  other                                17.4      10.1         36.3        28.1
 Intersegment eliminations            (65.5)    (38.5)      (197.2)     (126.2)
                                      804.6     716.1      1,973.4     1,732.1
Operating expenses:
 Fuel and purchased power              16.0      16.1         49.1        44.8
 Purchased natural gas sold            24.3      19.9        158.6       123.6
 Operation and maintenance            565.0     494.5      1,289.0     1,120.4
 Depreciation, depletion and
  amortization                         59.2      47.7        160.5       138.7
 Taxes, other than income              25.5      22.2         72.9        61.3
                                      690.0     600.4      1,730.1     1,488.8
Operating income:
 Electric                              10.9      12.2         20.8        27.2
 Natural gas distribution              (4.7)     (3.8)        (2.6)        1.6
 Utility services                        .1       3.4         (5.0)        9.2
 Pipeline and energy services           2.4       8.7         16.5        27.2
 Natural gas and oil production        43.3      28.0        128.3        91.0
 Construction materials and mining     57.7      63.3         75.4        76.3
 Independent power production and
  other                                 4.9       3.9          9.9        10.8
                                      114.6     115.7        243.3       243.3
Other income - net                     10.9       2.5         25.3        11.1
Interest expense                       14.3      13.6         43.8        39.3
Income before income taxes            111.2     104.6        224.8       215.1
Income taxes                           39.5      39.1         70.9        78.4
Income before cumulative effect of
 accounting change                     71.7      65.5        153.9       136.7
Cumulative effect of accounting
 change                                 ---       ---          ---        (7.6)

Net income                             71.7      65.5        153.9       129.1
Dividends on preferred stocks            .2        .2           .5          .5

Earnings on common stock:
 Electric                               5.6       6.3          9.7        12.9
 Natural gas distribution              (3.2)     (2.5)        (2.0)         .4
 Utility services                       (.6)      1.7         (4.8)        4.3
 Pipeline and energy services          (1.6)      4.6          5.5        14.1
 Natural gas and oil production        27.4      16.5         78.8        46.1
 Construction materials and mining     34.9      36.1         43.4        41.5
 Independent power production and
  other                                 9.0       2.6         22.8         9.3
                                   $   71.5  $   65.3   $    153.4  $    128.6

Earnings per common share - basic:
 Earnings before cumulative effect
  of accounting change             $    .61  $    .58   $     1.32  $     1.23
 Cumulative effect of accounting
  change                                ---       ---          ---        (.07)
 Earnings per common share - basic $    .61  $    .58   $     1.32  $     1.16

Earnings per common share - diluted:
 Earnings before cumulative effect
  of accounting change             $    .60  $    .58   $     1.31  $     1.22
 Cumulative effect of accounting
  change                                ---       ---          ---        (.07)
 Earnings per common share -
  diluted                          $    .60  $    .58   $     1.31  $     1.15

Dividends per common share         $    .18  $    .17   $      .52  $      .49
Weighted average common shares
 outstanding:
  Basic                               117.1     112.4        116.1       111.1
  Diluted                             118.3     113.4        117.2       111.9
Pro forma amounts assuming
 retroactive application of
 accounting change:
 Net income                        $   71.7  $   65.5   $    153.9  $    136.7
 Earnings per common share - basic $ .61 $ .58 $ 1.32 $ 1.23 Earnings per common share -
  diluted                          $    .60  $    .58   $     1.31  $     1.22

Operating Statistics
Electric (thousand kWh):
 Retail sales                       595,473   630,208    1,721,927   1,760,045
 Sales for resale                   190,803   212,738      588,041     587,055


Natural gas distribution (Mdk):
 Sales                                3,120     3,110       24,842      25,915
 Transportation                       2,692     2,761        9,122       8,808

Pipeline and energy services (Mdk):
 Transportation                      34,579    22,914       85,013      69,893
 Gathering                           20,334    18,844       59,649      56,379

Natural gas and oil production:
 Natural gas (MMcf)                  15,074    13,470       44,376      40,367
 Oil (000's of barrels)                 455       453        1,362       1,380
 Average realized natural gas
  price                            $   4.52  $   3.91   $     4.58  $     3.98
 Average realized oil price        $  35.74  $  26.86   $    33.33  $    27.48

Construction materials and
 mining (000's):
 Aggregates (tons sold)              15,653    14,119       31,647      28,738
 Asphalt (tons sold)                  3,938     3,647        6,586       5,510
 Ready-mixed concrete (cubic
  yards sold)                         1,426     1,161        3,239       2,588

Independent power production
 and other:*
 Net generation capacity - kW       279,600   279,600      279,600     279,600
 Electricity produced and sold
  (thousand kWh)                     61,877   103,816      177,380     242,410

Other Financial Data**
Book value per common share                             $    13.66  $    12.40
Dividend yield (indicated annual
 rate)                                                         2.7%        3.0%
Price/earnings ratio***                                       15.4x       14.4x
Market value as a percent of book
 value                                                       192.8%      181.6%
Return on average common equity***                            13.2%       13.4%
Fixed charges coverage, including
 preferred dividends***                                        4.7x        4.9x
Total assets                                            $  3,754.5  $  3,398.3
Total equity                                            $  1,626.9  $  1,418.7
Long-term debt (net of current
 maturities)                                            $    912.4  $    988.8
Capitalization ratios:
 Common equity                                                  63%         58%
 Preferred stocks                                                1           1
 Long-term debt (net of current
  maturities)                                                   36          41
                                                               100%        100%

  *Excludes equity method investments
 **Reported on a year-to-date basis only
***Represents 12 months ended

Note: Common stock share amounts reflect the company's three-for-two common stock split effected in October 2003.